Exhibit 99.1

Quantum Announces Fourth Quarter and Fiscal 2020 Financial Results

Strong Fiscal 2020 Despite COVID-19 Impact Beginning Mid-March 2020; Amends Credit Facilities, Adding $20 Million in Liquidity and More Flexible Terms and Conditions
GAAP Net Loss Narrows to $5.2 Million; Adjusted Net Income of $15.4 Million More than Triples and Adjusted EBITDA Increases 41% to $45.9 Million

SAN JOSE, Calif.-June 24, 2020-Quantum Corporation (NASDAQ: QMCO) today announced financial results for its fiscal fourth quarter and year ended March 31, 2020.

Fiscal 2020 Financial Summary

•	Revenue was $402.9 million

•	Gross margins increased 120 basis points to 42.8%

•	Total operating expenses decreased $21.1 million, or 12%

•	GAAP Net loss narrowed to $5.2 million, or $(0.14) per diluted share

•	Adjusted Net Income increased by $10.6 million to $15.4 million

•	Adjusted EBITDA increased by $13.3 million to $45.9 million

“Quantum delivered significantly improved performance in fiscal 2020, particularly in terms of profitability, despite a marked slowdown in revenue in mid-March when the outbreak of the COVID-19 pandemic halted professional sporting events and many of our customers in the media and entertainment sectors temporarily ceased filming operations,” commented Jamie Lerner, Chairman and CEO, Quantum. “While the pandemic affected our fourth quarter results and is expected to impact our first fiscal quarter revenue, our efforts over the last year to transform Quantum into a cost-efficient innovator, focused on higher-value and higher-margin solutions, positions us well to emerge from the current environment as a stronger company.”

“Quantum’s technology is relied upon in disaster and crisis situations, and our solutions are core to the business continuity of many customers, so we remain confident that we are positioned well to weather the delays and disruption we are experiencing,” continued Mr. Lerner. “Quantum is also playing a critical role in helping our customers process and manage their video and unstructured data. The short-term impact of the pandemic has not slowed the growth of video. Our pipeline continues to expand and our value proposition remains compelling as we pursue our long-term strategy to provide technology solutions and services to help customers capture, create and share digital content, and preserve and protect it for decades.”

Mr. Lerner continued, “We continue to build momentum in our business with hyperscale computing environments, as well as with our healthcare customers, and maintain steady demand from the government and intelligence community, while further establishing our presence in the video surveillance market. The acquisition of the ActiveScale™ object storage business from Western Digital and the integration of Atavium® software into our organization, has strategically bolstered our technology portfolio to strengthen our capabilities in each of these markets. As a result, our position in the industry continues to improve.”

“As we embark on fiscal 2021, our success in reducing expenses and streamlining operations enables us to invest in research and development to ensure that we continue to innovate to meet the needs of our customers at every stage of their business life cycles,” Lerner concluded. “In addition, we will continue to focus on strengthening our balance sheet. To that end, we recently amended the terms of our term loan and revolving credit agreements to provide us with greater flexibility, reflecting the confidence that our lending partners have in our business and long-term strategy.”

Full Year Fiscal 2020 vs. Full Year Fiscal 2019
Revenue was $402.9 million for fiscal 2020, compared to $402.7 million in fiscal 2019. The flat year over year performance was driven by a 3% increase in product revenue with growth in primary storage and devices and media partially offset by a decline in secondary storage systems. Strength in products was offset by modest declines in services primarily due to reduced support renewals from our legacy backup customers, and royalty driven by overall declines in market unit volumes as the primary use of tape transitions from backup to archive implementations.
Gross profit for fiscal 2020 was $172.5 million, or 42.8% gross margin, compared to $167.6 million, or 41.6% gross margin, in fiscal 2019. Gross margins improved year over year across a wide range of products, primarily due to reductions in cost of service and a sales mix weighted towards more profitable product lines.
Total operating expenses for fiscal 2020 were $151.3 million, or 37.5% of revenue, compared to $172.4 million, or 42.8% of revenue, in fiscal 2019. Research and development expenses increased 13% to $36.3 million for fiscal 2020 compared to $32.1 million in fiscal 2019. Selling, general and administrative expenses declined 15% to $114.0 million for fiscal 2020 compared to $134.7 million for fiscal 2019 due to lower costs associated with the financial restatement and related activities, as well as lower operating expenses overall as a result of our efforts to streamline processes and reduce our facilities footprint.
Net loss was $5.2 million, or $(0.14) per basic and diluted share, compared to a net loss of $(42.8) million, or $(1.20) per basic and diluted share. Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Income was $15.4 million, or $0.34 per diluted share for fiscal 2020, compared to $4.8 million, or $0.12 per diluted share, in fiscal 2019.
Adjusted EBITDA increased $13.3 million to $45.9 million for fiscal 2020, compared to $32.5 million in fiscal 2019.
A reconciliation between GAAP and non-GAAP information is contained in the financial information below. Additional information about Adjusted EBITDA and Adjusted Net Income appears at the end of this release.

Fourth Quarter of Fiscal 2020 vs. Prior-Year Quarter
Revenue was $88.2 million for the fourth quarter of fiscal 2020, down 15% compared to $103.3 million in the year ago quarter and in-line with Quantum’s guidance. The revenue decline was driven by a 20% decrease in product revenue due to reduced demand for secondary storage systems as a result of the COVID-19 pandemic as well as lower hyperscale revenue. Revenue in the fourth fiscal quarter of 2020 includes incremental contribution from the acquisition of the ActiveScale object storage business, which closed on March 17, 2020.
Gross profit in the fourth quarter of fiscal 2020 was $36.1 million, or 40.9% gross margin, compared to $42.7 million, or 41.3% gross margin, in the year ago quarter. Gross margins contracted modestly year over year primarily due to spreading fixed overhead costs over lower revenue.
Total operating expenses in the fourth quarter of fiscal 2020 were $33.5 million, or 38% of revenue, compared to $43.2 million, or 41.8% of revenue, in the year ago quarter. Selling, general and administrative expenses declined 31% to $24.3 million for the fourth quarter of fiscal 2020 compared to $34.9 million in the year ago quarter. Research and development expenses were $9.2 million in the fourth quarter of fiscal 2020, up 14% compared to $8.1 million in the year ago quarter.
Net loss in the fourth quarter of fiscal 2020 was $3.8 million, or ($0.10) per basic and diluted share, compared to a Net loss of $9.4 million, or ($0.26) per basic and diluted share, in the year ago quarter.
Excluding non-recurring charges, stock compensation and restructuring charges, Adjusted Net Loss in the fourth quarter of fiscal 2020 was $2.4 million, or ($0.06) per diluted share, compared to Adjusted Net Income of $2.3 million, or $0.06 per diluted share, in the year ago quarter.
Adjusted EBITDA in the fourth quarter of fiscal 2020 decreased $5.7 million to $5.4 million, compared to $11.1 million in the year-ago quarter.

Balance Sheet and Liquidity

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Cash and cash equivalents of $6.4 million as of March 31, 2020, compared to $10.8 million as of March 31, 2019. The current balance excludes $5.0 million in restricted cash required under the Company’s Credit Agreements, and $0.8 million of short-term restricted cash.

•
Outstanding long-term debt as of March 31, 2020 was $146.8 million net of $13.7 million in unamortized debt issuance costs and $7.3 million in current portion of long-term debt. This compares to $145.6 million of outstanding debt as of March 31, 2019, net of $17.3 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. The increase in long-term debt from March 31, 2019 was primarily due to borrowings of $2.6 million at March 31, 2020 from the revolving credit facility to meet short term working capital requirements, and paid-in-kind interest of $1.9 million.

•	Total interest expense was $6.3 million and $25.4 million for the three and twelve months ended March 31, 2020, respectively.

Subsequent to the end of the quarter, on June 16, 2020 the Company announced that it had agreed to amend its revolving and term loan credit facilities, securing an additional $20 million in incremental liquidity and negotiating more flexible loan terms and conditions. The facilities, which expire December 27, 2023, can be used to finance working capital and other general corporate purposes. Among other terms, the amended credit facilities provide a holiday period for certain financial covenants through March 31, 2021 and the term loan credit facility contains a more favorable equity claw back feature. The terms of the 2020 term loan credit agreement as amended are substantially similar to the terms of the existing term loan, including in relation to maturity, security and pricing.

Outlook
Due to the continuing uncertainty in the overall economy during the COVID-19 pandemic, the Company is not providing full year guidance at this time. However, management expects the customer delays and disruptions experienced in the last two weeks of the fourth fiscal quarter of 2020 will have a more pronounced impact on its first fiscal quarter of 2021 revenue.
For the first fiscal quarter of 2021, the Company expects revenues of $73 million plus or minus $1 million. The Company expects Adjusted Net Loss to be $8 million plus or minus $0.5 million and related Adjusted Net loss per share of $(0.17) plus or minus $0.01. Adjusted EBITDA is expected to be $0 plus or minus $1 million.

Conference Call and Audio Webcast
Management will host a live conference call today, June 24, 2020, at 4:30 p.m. ET (1:30 p.m. PT) to discuss these results. The conference call will be accessible by dialing 1-844-369-8770 (U.S. Toll-Free) or 1-862-298-0840 (International). The conference call will be simultaneously webcasted on the investor relations section of the Company’s website at http://investors.quantum.com under the events and presentations tab.
A recording of the call will be available one hour after the end of the conference call until Wednesday, July 1, 2020 by dialing 1-877-481-4010 (U.S. Toll-Free) or 1-919-882-2331 (International) and providing playback passcode 35189. A replay of the webcast will be available on the Company's website for approximately 90 days.

About Quantum
Quantum technology and services help customers capture, create and share digital content - and preserve and protect it for decades.  With solutions built for every stage of the data lifecycle, Quantum’s platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That’s why the world’s leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. See how at www.quantum.com.
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Quantum, the Quantum logo, Active Scale™ and Atavium® are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Forward-Looking Statements
This press release contains “forward-looking” statements. Quantum advises caution in reliance on forward-looking statements. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Quantum Corporation and its consolidated subsidiaries (“Quantum”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, Adjusted EBITDA, Adjusted Net Income, cash flows, or other financial items as well as the anticipated impact of the COVID-19 pandemic on Quantum’s financial results; any projections of the amount, timing or impact of cost savings or restructuring charges and any resulting cost savings, revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Quantum’s businesses; the competitive pressures faced by Quantum’s businesses; risks associated with executing Quantum’s strategy; the distribution of Quantum’s products and the delivery of Quantum’s services effectively; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; estimates and assumptions related to the cost (including any possible disruption of Quantum’s business) and the anticipated benefits of the transformation and restructuring plans; the outcome of any claims and disputes; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission, including its Form 10-K filed with the Securities and Exchange Committee on June 24, 2020. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Public Relations Contact: Bob Wientzen Quantum Corporation 720-201-8125 bob.wientzen@quantum.com	Investor Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$6,440	$10,790
Restricted cash	830	1,065
Accounts receivable, net of allowance for doubtful accounts of $1,247 and $68, respectively	70,370	86,828
Manufacturing inventories	29,196	18,440
Service parts inventories	20,502	19,070
Other current assets	8,489	18,095
Total current assets	135,827	154,288
Property and equipment, net	9,046	8,437
Restricted cash	5,000	5,000
Right-of-use assets, net	12,689	—
Other long-term assets	3,433	5,146
Total assets	$165,995	$172,871
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$36,949	$37,395
Deferred revenue	81,492	90,407
Accrued restructuring charges	—	2,876
Long-term debt, current portion	7,321	1,650
Accrued compensation	14,957	17,117
Other accrued liabilities	17,535	29,025
Total current liabilities	158,254	178,470
Deferred revenue	37,443	36,733
Long-term debt, net of current portion	146,847	145,621
Operating lease liability	10,822	—
Other long-term liabilities	11,154	11,827
Total liabilities	364,520	372,651
Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued as of March 31, 2020 and 2019	—	—
Common stock:
Common stock, $0.01 par value; 125,000 shares authorized; 39,905 and 36,040 shares issued and outstanding at March 31, 2020 and 2019, respectively	399	360
Additional paid-in capital	505,762	499,224
Accumulated deficit	(703,164)	(697,954)
Accumulated other comprehensive loss	(1,522)	(1,410)
Total stockholders' deficit	(198,525)	(199,780)
Total liabilities and stockholders' deficit	$165,995	$172,871

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenue:
Product	$50,807	$63,177	$251,168	$244,654
Service	32,377	33,683	131,050	134,696
Royalty	5,031	6,417	20,731	23,330
Total revenue	88,215	103,277	402,949	402,680
Cost of revenue:
Product	39,422	47,270	179,760	179,846
Service	12,710	13,341	50,681	55,220
Total cost of revenue	52,132	60,611	230,441	235,066
Gross profit	36,083	42,666	172,508	167,614
Operating expenses:
Research and development	9,243	8,083	36,301	32,113
Sales and marketing	13,423	16,603	59,524	69,400
General and administrative	10,833	18,333	54,457	65,277
Restructuring charges	2	142	1,022	5,570
Total operating expenses	33,501	43,161	151,304	172,360
Income (loss) from operations	2,582	(495)	21,204	(4,746)
Other income (expense), net	185	(992)	(261)	2,878
Interest expense	(6,272)	(6,286)	(25,350)	(21,095)
Loss on debt extinguishment, net	—	—	—	(17,458)
Net loss before income taxes	(3,505)	(7,773)	(4,407)	(40,421)
Income tax provision (benefit)	332	1,637	803	2,376
Net loss	$(3,837)	$(9,410)	$(5,210)	$(42,797)
Net loss per share
Basic	$(0.10)	$(0.26)	$(0.14)	$(1.20)
Diluted	$(0.10)	$(0.26)	$(0.14)	$(1.20)

Net loss	$(3,837)	$(9,410)	$(5,210)	$(42,797)
Foreign currency translation adjustments, net	(561)	(11)	(112)	(1,136)
Total comprehensive loss	$(4,398)	$(9,421)	$(5,322)	$(43,933)

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2020	2019
Operating activities
Net loss	$(5,210)	$(42,797)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,287	4,266
Amortization of debt issuance costs	4,017	2,825
Paid-in-kind interest	1,858	—
Provision for manufacturing and service inventories	6,255	8,851
Tax benefit from settlement and Tax Reform Act	—	—
Stock-based compensation	6,748	3,409
Deferred income taxes	458	2,356
Bad debt expense	1,221	315
Unrealized foreign exchange (gain) loss	128	(224)
Non-cash loss on debt extinguishment	—	17,851
(Gain) loss on investment	—	(2,729)
Other non-cash	—	1,795
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	15,237	8,054
Manufacturing inventories	(11,092)	13,054
Service parts inventories	(3,817)	(3,506)
Accounts payable	(768)	(25,356)
Deferred revenue	(11,334)	(8,367)
Accrued restructuring charges	(2,876)	(2,943)
Accrued compensation	(2,161)	(2,342)
Other assets and liabilities	(4,132)	8,629
Net cash used in operating activities	(1,181)	(16,859)
Investing activities
Purchases of property and equipment	(2,633)	(2,708)
Cash distributions from investments	—	2,943
Business acquisition	(1,966)	—
Proceeds from sale of other investments	—	—
Net cash provided by (used in) investing activities	(4,599)	235
Financing activities
Borrowings of long-term debt and credit facility	331,632	507,707
Repayments of long-term debt and credit facility	(330,250)	(491,143)
Repayments of convertible subordinated debt	—	—
Payment of taxes due upon vesting of restricted stock	(171)	(354)
Proceeds from issuance of common stock	—	—
Net cash provided by (used in) financing activities	1,211	16,210
Effect of exchange rate changes on cash and cash equivalents	(16)	62
Net change in cash, cash equivalents and restricted cash	(4,585)	(352)
Cash and cash equivalents at beginning of period	16,855	17,207
Cash and cash equivalents at end of period	$12,270	$16,855

NON- U.S. GAAP FINANCIAL MEASURES
To provide investors with additional information regarding our financial results, we have presented Adjusted EBITDA and Adjusted Net Income (Loss), non-U.S. GAAP financial measures defined below.
Adjusted EBITDA is a non-U.S. GAAP financial measure defined by us as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in our Annual Report on Form 10-K for the year ended March 31, 2019, and other non-recurring expenses.
Adjusted Net Income (Loss) is a non-U.S. GAAP financial measure defined by us as net loss before restructuring charges, stock-based compensation expense, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in the Annual Report on Form 10-K for the year ended March 31, 2019 and other non-recurring (income) expenses. The Company calculates Adjusted Net Income (Loss) per Basic and Diluted share using the Company’s above-referenced definition of Adjusted Net Income (Loss).
The Company considers non-recurring expenses to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses.
We have provided below a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to Net Income (Loss), the most directly comparable U.S. GAAP financial measure. We have presented Adjusted EBITDA because it is a key measure used by our management and the board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business performance. We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Basic and Diluted Share serve as appropriate measures to be used in evaluating the performance of our business and help our investors better compare our operating performance over multiple periods. Accordingly, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and our board of directors.
Our use of Adjusted EBITDA and Adjusted Net Income (Loss) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are as follows:

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Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA does not reflect: (1) interest and tax payments that may represent a reduction in cash available to us; (2) capital expenditures, future requirements for capital expenditures or contractual commitments; (3) changes in, or cash requirements for, working capital needs; (4) the potentially dilutive impact of stock-based compensation expense; (5) loss on debt extinguishment or (6) potential future restructuring expenses;

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Adjusted Net Income (Loss) does not reflect: (1) potential future restructuring activities; (2) the potentially dilutive impact of stock-based compensation expense; (3) loss on debt extinguishment; or (4) potential future restructuring expenses; and

•
Other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income (Loss) or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA and Adjusted Net Income (Loss) along with other U.S. GAAP-based financial performance measures, including various cash flow metrics and our U.S. GAAP financial results.

The following is a reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP financial measure, Net Income (Loss) (in thousands):

	Three Months Ended		Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net loss	$(3,837)	$(4,286)	$(5,210)	$(42,797)
Interest expense, net	6,272	6,238	25,350	21,095
Provision (benefit) for income taxes	332	337	803	2,376
Depreciation and amortization expense	1,168	1,047	4,287	4,266
Stock-based compensation expense	1,341	1,100	6,748	3,409
Restructuring charges	2	1,227	1,022	5,570
Loss on debt extinguishment	—	5,033	—	17,458
Cost related to financial restatement and related activities	125	4,297	12,868	19,664
Other non-recurring (income) expense, net	—	(3,925)	—	1,500
Adjusted EBITDA	$5,403	$11,068	$45,868	$32,541

The following is a reconciliation of Adjusted Net Income (Loss) to the most comparable U.S. GAAP financial measure, Net Income (Loss) (in thousands), except per share amounts:
	Three Months Ended		Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net loss	$(3,837)	$(4,286)	$(5,210)	$(42,797)
Restructuring charges	2	1,227	1,022	5,570
Loss on debt extinguishment	—	—	—	17,458
Stock-based compensation	1,341	1,100	6,748	3,409
Cost related to financial restatement and related activities	125	4,297	12,868	19,664
Other non-recurring (income) expense, net	—	—	—	1,500
Adjusted net income (loss)	$(2,369)	$2,338	$15,428	$4,804
Adjusted net income (loss) per share:
Basic	$(0.06)	$0.07	$0.41	$0.14
Diluted	$(0.06)	$0.06	$0.34	$0.12
Weighted average shares outstanding:
Basic	39,904	35,710	37,593	35,551
Diluted	39,904	40,515	45,059	40,515